Exhibit10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective November 9, 2022 (the “Effective Date”), by and between Schond Greenway (the “Executive”) and Mind Medicine (MindMed), Inc. (the “Company”), and supersedes in its entirety the Offer of Employment Agreement dated May 9, 2022, between the Company and Executive (the “Prior Agreement”).

The Company desires to continue to employ Executive and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company.

The Executive wishes to continue to be employed by the Company and provide personal services and certain covenants to the Company in return for certain compensation and benefits.

This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company or any predecessor thereof, except for that certain Employee Confidential Information and Inventions Agreement entered into by Executive and the Company effective May 9, 2022 (the “Confidential Information Agreement”), attached hereto as Exhibit A.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.
Employment by the Company.
1.1
Position; Duties. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Financial Officer, and Executive hereby accepts such employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts, business time and attention to the business of the Company. Executive will report to the Company’s Chief Executive Officer (“CEO”). Executive will perform such duties as are normally associated with Executive’s position, as assigned from time to time, subject to the oversight and direction of the CEO. The Executive shall make such business trips to such places as may be reasonably necessary or advisable for the Company.
1.2
Company Policies. The employment relationship between the parties shall be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from, or are in conflict with, the Company’s employment policies or practices, this Agreement shall control.

1.3
Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Company’s Board of Directors (the “Board”) from time to time. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
2.
Compensation and Benefits.
2.1
Salary. Executive shall receive for Executive’s services to be rendered hereunder an initial base salary of $400,000 on an annualized basis, subject to review and adjustment by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).
2.2
Annual Discretionary Bonus. Executive will be eligible for a discretionary annual (fiscal year) cash bonus with a target of forty percent (40%) of Executive’s then current Base Salary, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard payroll withholding requirements (“Target Bonus”). Whether or not Executive receives any bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board in its sole discretion, and (b) Executive’s continuous performance of services to the Company through the date any such bonus is paid. The bonus may be greater or lesser than the Target Bonus and may be zero. The annual period over which performance is measured for purposes of this bonus is the Company’s fiscal year, January 1 through December 31. The Board will determine in its sole discretion the extent to which each of Executive and the Company has achieved the performance goals upon which the bonus is based and the amount of the bonus, if any. In the event the Executive leaves the employ of the Company for any reason prior to payment of any bonus, Executive is not eligible for such bonus, prorated or otherwise, except as provided in Section 6 below.
2.3
Equity.
(a)
Stock Option. As approved by the Board on May 23, 2022, the Company granted Executive an option to purchase 110,000 shares of the Company’s Common Shares (the “Option”), with an exercise price equal to $0.71 per share. The Option will vest over four years, with 25% of the shares vesting on the first anniversary of the commencement of Executive’s employment, and 1/36th of the remaining shares vesting per month thereafter over 36 months, subject to Executive’s continuous service with the Company on each such vesting date. Notwithstanding the foregoing, the Option, and any shares acquired upon exercise, will be subject to the terms and conditions of the Mind Medicine (MindMed) Inc. Stock Option Plan and an option agreement entered into between Executive and the Company.

(b)
Restricted Stock Units. As approved by the Board on May 23, 2022, the Company granted Executive 84,667 restricted stock units (“RSUs”) pursuant to the terms and conditions of the Mind Medicine (MindMed) Performance and Restricted Share Unit Plan and award agreement entered into between Executive and the Company. The RSUs will vest as follows: 25% of the RSUs will vest on the first anniversary of the commencement of Executive’s employment, and 1/12th of the remaining RSUs will vest per quarter thereafter over 12 quarters, subject to Executive’s continuous service with the Company on each such vesting date.
2.4
Benefits. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.
3.
Confidential Information and Restrictive Covenants. Executive acknowledges and agrees that Executive has signed, is bound by, and will continue to abide by the terms of the Confidential Information Agreement, which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.
4.
Outside Activities. Except with the prior written consent of the CEO, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, and (iii) such other activities as may be specifically approved in writing by the CEO or the Board. This restriction shall not, however, preclude the Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.
5.
No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and service as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.
6.
Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause, subject to the notice requirements set forth in Section 6.5. The provisions in this Section 6 govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1
Termination by the Company without Cause; Resignation for Good Reason.
(a)
The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Sections 6.5 and 7.1 of this Agreement. A termination pursuant to Sections 6.2, 6.3, or 6.4 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.
(b)
Executive shall have the right to resign from Executive’s employment for Good Reason (as defined in this Section 6.1 by following the notice and cure process outlined in this Section 6.1, provided that the circumstance creating Good Reason is not cured by the Company pursuant to this Section 6.1.
(c)
If the Company terminates Executive’s employment without Cause or Executive resigns from Executive’s employment with the Company for Good Reason, and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section l.409A-l(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined in Section 6.1(f) below). If Executive complies with the obligations in Section 6.1(e) below, Executive shall be eligible to receive the following “Severance Benefits”:
(i)
Salary.
(1)
If the termination without Cause or resignation for Good Reason occurs at any time except during the Change in Control Measurement Period (as defined in Section 6.1(d) below), the Company will pay Executive an amount equal to Executive’s then current Base Salary for nine (9) months, less all applicable withholdings and deductions, and paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined below in Section 6.1(e) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.
(2)
If the termination without Cause or resignation for Good Reason occurs during the Change in Control Measurement Period, the Company will pay Executive an amount equal to Executive’s then current Base Salary for twelve (12) months, less all applicable withholdings and deductions, in a lump sum on the Company’s first regularly scheduled payroll date following the Release Effective Date.

(ii)
Benefits.
(1)
If the termination without Cause or resignation for Good Reason occurs at any time except during the Change in Control Measurement Period, then if Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans following such termination, then the Company shall reimburse Executive for that portion of Executive’s COBRA premiums it was paying prior to the Separation Date necessary to continue Executive and Executive’s covered dependents’ health insurance coverage in effect for Executive (and Executive’s covered dependents) on the termination date until the earliest of: (i) nine (9) months from the separation date; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “Non-CIC COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding for the remainder of the Non-CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.
(2)
If the termination without Cause or resignation for Good Reason occurs during the Change in Control Measurement Period, then the COBRA Payment Period shall be modified with respect to prong (i) above to twelve (12) months, but prongs (ii) and (iii) above shall remain the same (the “CIC COBRA Payment Period”).
(iii)
Bonus.
(1)
If the termination without Cause or resignation for Good Reason occurs outside of the Change in Control Measurement Period and after the completion of the Company’s fiscal year, but before any bonuses are paid for such fiscal year, Executive will be eligible for a bonus for the completed fiscal year pursuant to the terms and process set forth in Section 2.2 above, dependent upon the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board in its reasonable discretion. The Company will pay Executive any bonus awarded for the completed fiscal year, less applicable withholdings and deductions, payable in a lump sum on the later of (x) the date that annual performance bonuses are normally paid to other executives at the Company for that fiscal year or (y) the Release Effective Date, but in no event later than March 15 the year immediately following the year in which the termination or resignation occurs.

(2)
If the termination without Cause or resignation for Good Reason occurs during the Change in Control Measurement Period, and after the completion of the Company’s fiscal year, but before any bonuses are paid, the Company will make a lump sum cash payment to Executive in an amount equal to 50% of the Target Bonus for the fiscal year in which the termination occurs, subject to standard deductions and withholdings, which will be paid in a lump sum on the sixtieth (60th) day following Executive’s date of Separation from Service, provided the Release Effective Date has occurred on or before that date.
(iv)
Equity.
(1)
If the termination without Cause or resignation for Good Reason occurs outside of the Change in Control Measurement Period, then the vesting of all outstanding equity awards subject only to a time-based vesting schedule that are held by Executive immediately prior to the termination date (if any) shall cease vesting upon Executive’s Separation from Service.
(2)
If the termination without Cause or resignation for Good Reason occurs during the Change in Control Measurement Period, the vesting and exercisability of all outstanding equity awards subject only to a time-based vesting schedule that are held by Executive immediately prior to the termination date (if any) shall be accelerated in full.
(d)
A termination without Cause or resignation for Good Reason in either case on or within twelve (12) months following the effective date of a Change in Control of the Company (as defined in the Mind Medicine (MindMed) Inc. Stock Option Plan), but provided that an event will not constitute a “Change in Control” under this Agreement unless it also qualifies as a “change in control event” under Treasury Regulations Section 1.409A-3(i)(5)) is a termination or resignation during the “Change in Control Measurement Period.”
(e)
Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits if: (i) by the 60th day following the date of Executive’s Separation from Service, Executive has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form presented by the Company that includes, among other terms, a general release of claims in favor of the Company and its affiliates and representatives (the “Release”), and which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if Executive holds any other positions with the Company or any Affiliate, including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive’s termination (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive is in compliance with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement when any such Severance Benefits are due and payable; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any of the Severance Benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of the Severance Benefits will not be made or begin until the later calendar year.

(f)
For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.
(g)
The Severance Benefits provided to Executive pursuant to Section 6.1(c) are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.
(h)
Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to this Section 6.l in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
(i)
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following conditions without Executive’s consent, after Executive’s provision of written notice to the Company of the existence of such condition (which notice must be provided as described in Section 7.1 within thirty (30) days of the initial existence of the condition and must specify the particular condition in reasonable detail), provided that the Company has not first provided notice to Executive of its intent to terminate Executive’s employment: (i) a material (greater than 10%) reduction by the Company of Executive’s Base Salary (except in the case of either (x) an across the board reduction in salaries, but only to the same proportional extent impacting substantially all other employees of the Company, or (y) a temporary reduction due to financial exigency); (ii) the relocation of Executive’s principal place of employment by fifty (50) or more miles from Executive’s then-current principal place of employment; or (iii) a material reduction in Executive’s duties, responsibilities or authorities relative to Employee’s title, duties, authority, or responsibilities in effect immediately prior to such reduction, provided, however, that neither the conversion of the Company to a subsidiary, division or unit of an acquiring entity, nor an action taken by the Company for the purposes of either accommodating a disability of the Executive or pursuant to the Family and Medical Leave Act (“FMLA”), will be deemed a “material reduction” in and of itself. Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, Executive must resign for such Good Reason condition by giving notice as described in Section 7.1 within thirty (30) days after the period for curing the violation or condition has ended).
6.2
Termination by the Company for Cause.
(a)
The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.5(a) or (c) of this Agreement.

(b)
For purposes of this Agreement, “Cause” shall mean that a majority of the members of the Board have determined that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the Company and Executive; (ii) any act constituting theft, dishonesty, fraud, immoral or disreputable conduct, that is deemed by the Board in its reasonable discretion to be harmful to the Company or its reputation; (iii) any conduct which constitutes a felony under applicable law; (iv) a material violation of any Company policy or any material act of misconduct, in either case that causes, or is likely to cause, harm to the Company or its reputation; (v) refusal to follow or implement a clear, reasonable, and lawful directive of the Board; (vi) breach of fiduciary duty; or (vii) gross negligence or gross incompetence in the performance of Executive’s duties.
(c)
In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Severance Benefits as described in Section 6.1(c) or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.3
Resignation by the Executive without Good Reason.
(a)
Executive may resign from Executive’s employment with the Company at any time without Good Reason by giving notice as described in Section 6.5(e).
(b)
In the event Executive resigns from Executive’s employment with the Company without Good Reason, Executive will not receive any Severance Benefits as described in Section 6.1(c) or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
6.4
Termination by Virtue of Death or Disability of the Executive.
(a)
In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll practices, provide to the Executive’s legal representative(s) Executive’s Accrued Obligations.
(b)
Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the FMLA, and other applicable law. In the event Executive’s employment is terminated based on the Executive’s Disability, Executive will not receive any Severance Benefits as described in Section 6.1(c) or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.5
Notice; Effective Date of Termination. Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of (each, the applicable “Separation Date”):
(a)
immediately after the Company gives written notice to Executive of Executive’s termination without Cause or with Cause pursuant to Section 6.2(b)(i)-(vii). In the event of a termination for Cause, such notice shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate;
(b)
immediately upon the Executive’s death;
(c)
ten (10) days after the Company gives written notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date;
(d)
immediately upon Executive’s full satisfaction of the requirements of Section 6.1(i) for a resignation for Good Reason; and
(e)
thirty (30) days after Executive gives written notice to the Company of Executive’s resignation without Good Reason; provided, however, the Company may, in its sole discretion, set the termination on any date during the notice period so long as it continues to pay the Executive’s base salary through the required notice period.
6.6
Cooperation After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall cooperate with the Company and its parent companies or affiliates in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company (or its parent companies or affiliates) is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. The Company will reimburse Executive for all reasonable expenses incurred in complying with this Section 6.6, in accordance with Company expense reimbursement policies.

6.7
Application of Section 409A. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.7 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.7.

6.8
Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit that Executive would receive from the Company pursuant to this Agreement or otherwise (each a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either: (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax; or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and Executive will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this Section 6.8. The professional firm engaged by the Company as of the day prior to the closing will perform the foregoing calculations. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. Any good faith determinations of the firm made hereunder will be final, binding and conclusive upon the Company and Executive.
7.
General Provisions.
7.1
Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent, if sent by electronic mail, telex or confirmed facsimile during normal business hours of the recipient, and if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location, ATTN: CEO, and to Executive at Executive’s address as listed on the Company payroll or Executive’s company-provided email address, or at such other address as the Company or the Executive may designate by ten (10) days’ advance written notice to the other.
7.2
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3
Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.4
Complete Agreement. This Agreement, along with the Confidential Information Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including but not limited to the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement and have entered or may enter into other agreements governing Executive’s equity grant(s). Any such separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.
7.5
Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
7.6
Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.7
Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.8
Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New Jersey.
7.9
Resolution of Disputes. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), in the State of New York or as otherwise mutually agreed upon, under JAMS’ then-applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at: https://www.jamsadr.com/rules-employment-arbitration/). Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this Section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to sexual assault disputes and sexual harassment disputes as defined in the FAA, or any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law and any such awards may be entered into and enforced as judgments in federal and state courts of any competent jurisdiction. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Executive would be required to pay if the dispute were decided in a court of law. Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction..

7.10
In Witness Whereof, the parties have executed this Executive Employment Agreement on the day and year first written above.

Mind Medicine (MindMed), Inc.

By:
Name: Robert Barrow
Title: Chief Executive Officer

Executive

Schond L. Greenway

Exhibit A

Employee Confidential Information and Inventions Assignment Agreement

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